CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

of the

SERIES A CONVERTIBLE PREFERRED STOCK

of

MAX SOUND CORPORATION

Pursuant to Section 151 of the Delaware General Corporation Law

MAX SOUND CORPORATION, a Delaware corporation (the “Company”), hereby certifies that the following resolutions were adopted by the Board of Directors of the Company pursuant to the authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law.

RESOLVED, that pursuant to the authority granted to the Board of Directors in accordance with the provisions of the Company’s Articles of Incorporation, the Board of Directors hereby creates, authorizes and provides for the issuance of a series of the Company’s previously authorized Preferred Stock, par value $.00001 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges and restrictions thereof as follows:

1. DESIGNATION.

This series shall consist of five million (5,000,000) shares of Preferred Stock and shall be designated “Series A Convertible Preferred Stock” (the “Preferred Stock”). The face amount stated value of each share of Preferred Stock (each, a “Preferred Share” and collectively, the “Preferred Shares”) shall be [$0.96][I.E., 120,000,000 X $0.04 / 5,000,000], as adjusted for stock splits, stock combinations and similar events relating to the Preferred Stock (the “Stated Value”).

1.                  CERTAIN DEFINITIONS.

“Bankruptcy Law” means Title 11, United States Code, and the Federal Rules of Bankruptcy Procedure, and any similar Federal or state law, rule or regulation providing for the relief of debtors.

“Board of Directors” or “Board” means the Company’s Board of Directors, as constituted from time to time.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks located in Los Angeles are authorized or permitted by law to close.

“Certificate” means this Certificate of Designations, Preferences and Rights.

“Common Stock” means the Company’s common stock, par value $.00001 per share.

“Conversion Price” means [$0.04] [IE, agreed upon price of one share of Common Stock at Closing], subject to adjustment as provided herein.

“Effective Date” means the date on which this Certificate has been accepted for filing by the Delaware Secretary of State.

“Holder” means a holder of Preferred Shares.

“Junior Securities” means the Common Stock and all other capital stock of the Company that does not constitute Pari Passu Securities or Senior Securities.

“Liquidation Event” means:

(a)                that the Company, pursuant to or under or within the meaning of any Bankruptcy Law: (i) commences a voluntary case or proceeding; (ii) consents to the entry of any order for relief against it in an involuntary case or proceeding or the commencement of any case against it; (iii) consents to the appointment of a custodian of it or for a substantial part of its property;

(iv) makes a general assignment for the benefit of its creditors; (v) files a petition in bankruptcy or answer or consent seeking reorganization or relief; or (vi) consents to the filing of such petition or the appointment of or taking possession by a custodian; or

(b)               that a court of competent jurisdiction has entered an order or decree under any Bankruptcy Law that: (i) is for relief against the Company, or adjudicates the Company to be insolvent or bankrupt; (ii) appoints a custodian or receiver for the Company, or for a substantial part of its property; or (iii) orders the winding up or liquidation of the Company, and such order or decree remains unstayed and in effect for at least sixty (60) days.

“Liquidation Preference” means, with respect to a Preferred Share, an amount equal to the all accrued but unpaid dividends thereon.

“Pari Passu Securities” means any securities ranking by their terms pari passu with the Preferred Stock in respect of redemption or distribution upon liquidation.

“Senior Securities” means any equity securities of the Company which by their terms have a preference over the Preferred Stock in respect of liquidation, voting control or redemption or distribution upon liquidation.

All definitions contained in this Certificate are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of similar import referring to this Certificate refer to this Certificate as a whole and not to any particular provision of this Certificate.

2.                  CUMULATIVE DIVIDENDS.

The Preferred Shares will accrue dividends at a rate of 8% per annum on the Stated Value, payable in cash or in kind at the election of the Board of Directors. The dividends will be paid out of any assets at the time legally available therefor, when, as and if declared by the Board of Directors, prior and in preference to the Common Stock. The Board of Directors is under no obligation to declare dividends, provided that dividends on the Preferred Shares will be cumulative. No dividends other than those payable solely in Common Stock shall be paid on any Common Stock unless and until the aforementioned dividend is paid in full on each outstanding Preferred Share. The Holders can waive any dividend preference that they are otherwise entitled to receive upon the affirmative vote or written consent of the Holders of a majority of the Preferred Shares then outstanding.

3.                  PRIORITY IN LIQUIDATION.

Upon the occurrence of a Liquidation Event, no distribution shall be made to the holders of any Junior Securities unless the Holder shall have received the Liquidation Preference with respect to each Preferred Share then held by such Holder. In the event that, upon the occurrence of a Liquidation Event, the assets available for distribution to the Holder and the holders of Pari Passu Securities, if applicable, are insufficient to pay the Liquidation Preference with respect to all of the outstanding Preferred Shares and the preferential amounts payable to such Holder, the entire assets of the Company shall be distributed ratably among the Preferred Shares in proportion to the ratio that the preferential amount payable on each such share (which shall be the Liquidation Preference in the case of a Preferred Share) bears to the aggregate preferential amount payable on all such shares.

4.                  VOTING RIGHTS AND PROTECTIVE PROVISIONS.

4.1              Except as otherwise required by law, the Holders will vote together with the holders of Common Stock as a single class, including with respect to any increase or decrease of the authorized shares of the Company’s capital stock. Each Holder will be entitled to the number of votes equal to the number of shares of Common Stock into which such Holder’s Preferred Shares could then be converted. The Holders will be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company.

4.2              So long as any shares of Preferred Stock are outstanding, the Company shall not, without first obtaining the written approval of the Holders of a majority of the outstanding Preferred Shares, alter, change, modify or amend the terms of the Preferred Shares in any way so as to affect adversely the rights and privileges associated with the Preferred Shares.

4.3              So long at least 500,000 shares of Preferred Stock are outstanding (as adjusted for stock splits, stock combinations and similar events), the Company shall not, without first obtaining the written approval of the Holder of a majority of the outstanding shares of Preferred Shares:

(i)                 create any new class or series of capital stock having a preference over the Preferred Shares as to voting control, redemption or distribution of assets upon a Liquidation Event or any other liquidation, dissolution or winding up of the Company; and

(ii)               create any new class or series of capital stock ranking pari passu with the Preferred Shares as to redemption or distribution of assets upon a Liquidation Event or any other liquidation, dissolution or winding up of the Company, or issue shares of any such capital stock, except to the extent that the aggregate amount payable to the holders of such Pari Passu Securities upon a Liquidation Event or any other liquidation, dissolution or winding up of the Company does not exceed the aggregate Stated Value of the Preferred Shares then outstanding.

(iii)

In the event that the Holder of a majority of the outstanding shares of Preferred Shares agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Preferred Shares pursuant to the terms hereof, then the Company will deliver notice of such approved change to the Holders that did not agree to such alteration or change (the “Dissenting Holders”) and the Dissenting Holders shall have the right for a period of ten (10) Business Days following such delivery to convert their Preferred Shares pursuant to the terms hereof as they existed prior to such alteration or change, or to continue to hold such Preferred Shares. No such change shall be effective to the extent that, by its terms, such change applies to less than all of the shares of Preferred Shares then outstanding.

5.                  CONVERSION.

(a)                Right to Convert. Holder shall have the right to convert, at any time and from time to time after the Effective Date all or any part of the Preferred Shares held by such Holder into such number of fully paid and non-assessable shares (“Conversion Shares”) of the Common Stock as is determined in accordance with the terms hereof (a “Conversion”).

(b)               Conversion Notice. In order to convert Preferred Shares, the Holder shall send to the Company by facsimile transmission, at any time prior to 2:00 p.m., Los Angeles Time, on the Business Day on which such Holder wishes to effect such Conversion (the “Conversion Date”), (i) a notice of conversion, in substantially the form of Exhibit A hereto (a “Conversion Notice”), stating the number of Preferred Shares to be converted, the amount of interest accrued (but remaining unpaid) thereon, and a calculation of the number of shares of Common Stock issuable upon such Conversion and (ii) a copy of the certificate or certificates representing the Preferred Shares being converted. The Holder shall thereafter send the original of the Conversion Notice and of such certificate or certificates to the Company. The Company shall issue a new certificate for Preferred Shares to the Holder in the event that less than all of the Preferred Shares represented by a certificate are converted; provided, however, that the failure of the Company to deliver such new certificate shall not affect the right of the Holder to submit a further Conversion Notice with respect to such Preferred Shares and, in any such case, the Holder shall be deemed to have submitted the original of such new certificate at the time that it submits such further Conversion Notice. Except as otherwise provided herein, upon delivery of a Conversion Notice by a Holder in accordance with the terms hereof, such Holder shall, as of the applicable Conversion Date, be deemed for all purposes to be the record owner of the Common Stock to which such Conversion Notice relates. In the case of a dispute between the Company and a Holder as to the calculation of the Conversion Price or the number of Conversion Shares issuable upon a Conversion (including without limitation the calculation of any adjustment to the Conversion Price pursuant to Section 6 below), the Company shall issue to such Holder the number of Conversion Shares that are not disputed within the time periods specified in paragraph 5(d) below and shall submit the disputed calculations to a certified public accounting firm of national reputation (other than the Company’s regularly retained accountants) within three (3) Business Days following the Company’s receipt of such Holder’s Conversion Notice. The Company shall cause such accountant to calculate the Conversion Price as provided herein and to notify the Company and such Holder of the results in writing no later than three (3) Business Days following the day on which such accountant received the disputed calculations (the “Dispute Procedure”). Such accountant’s calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the party whose calculations were most at variance with those of such accountant.

(c)                Number of Conversion Shares. The number of Conversion Shares to be delivered by the Company pursuant to a Conversion shall be determined by dividing (i) the aggregate Liquidation Preference of the Preferred Shares to be converted by (ii) the Conversion Price in effect on the applicable Conversion Date.

(d)               Delivery of Conversion Shares. Upon receipt of a fax copy of a Conversion Notice from a Holder, the Company shall, no later than the close of business on the third (3rd) Business Day following the date on which the Company receives the Conversion Notice by facsimile transmission pursuant to paragraph 5(b), above (the “Delivery Date”), issue and deliver or caused to be delivered to such Holder the number of Conversion Shares determined pursuant to paragraph 5(c) above, provided, however, that any Conversion Shares that are the subject of a Dispute Procedure shall be delivered no later than the close of business on the third (3rd) Business Day following the determination made pursuant thereto. The Company shall effect delivery of Conversion Shares to such Holder by, as long as Company’s transfer agent (“Transfer Agent”) participates in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program (“FAST”), crediting the account of such Holder or its nominee at DTC (as specified in the applicable Conversion Notice) with the number of Conversion Shares required to be delivered, no later than the close of business on such Delivery Date. In the event that the Transfer Agent is not a participant in FAST or the Conversion Shares are not eligible for FAST, or if a Holder so specifies in a Conversion Notice or otherwise in writing on or before the Conversion Date, the Company shall effect delivery of Conversion Shares by delivering to such Holder or its nominee physical certificates representing such Conversion Shares, no later than the close of business on such Delivery Date. If any Conversion would create a fractional Conversion Share, such fractional Conversion Share shall be disregarded and the number of Conversion Shares issuable upon such Conversion, in the aggregate, shall be the next closest number of Conversion Shares. Conversion Shares delivered to a Holder shall not contain any restrictive legend as long as the resale of such Conversion Shares has been or will be made (as certified in writing by such Holder to the Company, in a Conversion Notice or otherwise) pursuant to an effective registration statement.

6.                  ADJUSTMENTS TO CONVERSION PRICE. The Conversion Price shall be subject to adjustment from time to time as provided in this Section 6.

(a)                Subdivision or Combination of Common Stock. If the Company subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the outstanding shares of Common Stock into a greater number of shares, then after the date of record for effecting such subdivision, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company, at any time after the Effective Date, combines (by reverse stock split, recapitalization, reorganization, reclassification or otherwise) the outstanding shares of Common Stock into a smaller number of shares, then, after the date of record for effecting such combination, the Conversion Price in effect immediately prior to such combination will be proportionally increased.

(b)               Distributions. If the Company shall declare or make any distribution of cash or any other assets (or rights to acquire such assets) to holders of Common Stock, as a partial liquidating dividend or otherwise, including without limitation any dividend or distribution to the Company’s stockholders in shares (or rights to acquire shares) of capital stock of a subsidiary (a “Distribution”), the Company shall deliver to such Holder the same amount and type of assets being distributed in such Distribution as though the Holder were a holder on the Determination Date therefor of a number of shares of Common Stock into which the Preferred Shares held by such Holder are convertible as of such Determination Date (such number of shares to be determined at the Conversion Price then in effect and without giving effect to any limitations on such conversion).

(c)                Major Transactions. In the event of a merger, consolidation, business combination, tender offer, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities or other assets of the Company or another entity or the Company shall sell all or substantially all of its assets (each of the foregoing being a “Major Transaction”), the Company will give each Holder at least ten (10) Business Days’ written notice prior to the earlier of (I) the closing or effectiveness of such Major Transaction and (II) the record date for the receipt of such shares of stock or securities or other assets, and (i) each Holder shall be permitted to convert the Preferred Shares held by such Holder in whole or in part at any time prior to the record date for the receipt of such consideration and shall be entitled to receive, for each share of Common Stock issuable to such Holder upon such exercise, the same per share consideration payable to the other holders of Common Stock in connection with such Major Transaction, and (ii) if and to the extent that a Holder retains any Preferred Shares following such record date, the Company will cause the surviving or, in the event of a sale of assets, purchasing entity, as a condition precedent to such Major Transaction, to assume the obligations of the Company with respect to the Series A Preferred Stock, with such adjustments to the Conversion Price and the securities covered hereby as may be reasonably determined in good faith by the Board of Directors to be necessary in order to preserve the economic benefits of the Series A Preferred Stock to such Holder.

(d)               Adjustments; Additional Shares, Securities or Assets. In the event that at any time, as a result of an adjustment made pursuant to this Section 6, each Holder shall, upon conversion of such Holder’s Preferred Shares, become entitled to receive securities or assets (other than Common Stock) then, wherever appropriate, all references herein to shares of Common Stock shall be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this Section

7.                  MISCELLANEOUS.

(a)                Transfer of Preferred Shares. Upon notice to the Company (except that no such notice shall be required in the case of a pledge), a Holder may sell, transfer, assign, pledge or otherwise dispose of all or any portion of the Preferred Shares to any person or entity as long as such transaction is the subject of an effective registration statement or is exempt from registration thereunder. From and after the date of any such sale or transfer, the transferee thereof shall be deemed to be a Holder. Upon any such sale or transfer, the Company shall, promptly following the return of the certificate or certificates representing the Preferred Shares that are the subject of such sale or transfer, issue and deliver to such transferee a new certificate in the name of such transferee.

(b)               Notices. Any notice, demand or request required or permitted to be given by the Company or a Holder pursuant to the terms of this Agreement shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

If to the Company:

Max Sound Corporation 2902A Colorado Avenue Santa Monica, CA 90404 Attn: John Blaisure

Tel: (310) 264-0230

with a copy to: McMenamin Law Group

460 Park Avenue South, 12th Floor New York, NY 10016

Attn: Paul R. McMenamin Tel: (646) 670-7370

Email:paul@mcmenaminlawfroup.com

and if to a Holder, to the address of such Holder as reflected in the books and records of the Company.

(c)                Lost or Stolen Certificate. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of a certificate representing a Holder’s Preferred Shares, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company and the

Transfer Agent, and upon surrender and cancellation of such certificate if mutilated, the Company shall execute and deliver to such Holder a new certificate identical in all material respects to the original certificate.

(d)               Remedies. The remedies provided to a Holder in this Certificate shall be cumulative and in addition to all other remedies available to such Holder under this Certificate, at law or in equity (including without limitation a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing contained herein shall limit such Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder hereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a material breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company agrees, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach.

(e)                Failure or Delay not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other right, power or privilege.

2015.

IN WITNESS WHEREOF, the Company has executed this Certificate as of the 4th day of March,

MAX SOUND CORPORATION

By: Name: Mr. John Blaisure

Title: Chief Executive Officer

EXHIBIT A

NOTICE OF CONVERSION

The undersigned hereby elects to convert shares of Series A Convertible Preferred Stock (the “Preferred Stock”), represented by stock certificate No(s). (the “Preferred Stock Certificates”), into shares of common stock (“Common Stock”) of MAX SOUND CORPORATION according to the terms and conditions of the Certificate of Designation relating to the Preferred Stock (the “Certificate of Designation”), as of the date written below. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Certificate of Designation.

Date of Conversion:

Number of Preferred Shares to be Converted:

Aggregate Liquidation Preference:

Applicable Conversion Price:

Number of Shares of

Common Stock to be Issued:

Name of Holder:

Address:

Signature: Name:

Title:

Holder Requests Delivery to be made: (check one)

By Delivery of Physical Certificates to the Above Address

Through Depository Trust Corporation

(Account )